UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

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VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

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Bermuda	001-33606	98-0501001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19 Par-La-Ville Road, Hamilton, HM 11 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9000

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 28, 2007, Validus Holdings, Ltd. (“Validus Holdings”), as Guarantor, and its wholly-owned subsidiary, Talbot Holdings Ltd. (“Talbot Holdings”), as Borrower, entered into a new $100 million Funds-at-Lloyd’s Standby Letter of Credit Facility (the “Facility”) to support underwriting capacity provided to Talbot 2002 Underwriting Ltd through Syndicate 1183 at Lloyd’s of London for the 2008, 2009 and prior underwriting years of account. The Facility was provided by a group of banks arranged by Lloyd’s TSB Bank PLC and ING Bank N.V., London Branch.  The Facility provides for the issuance of up to $100 million (denominated in US Dollars or Pound Sterling) of secured and/or unsecured letters of credit to be issued for the benefit of Lloyd’s of London. On November 28, 2007, a $100 million secured letter of credit was issued under the Facility.

The Facility contains affirmative covenants that include, among other things, (i) the requirement that Validus Holdings and its subsidiaries initially maintain a minimum level of consolidated net worth of at least $1,164,265,000, and commencing with the end of the fiscal quarter ending December 31, 2007 to be increased quarterly by an amount equal to 50% of our consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares during such quarter and (ii) the requirement that Validus Holdings and its subsidiaries maintain at all times a consolidated total debt to consolidated total capitalization ratio not greater than 0.35:1.00. The Facility defines net worth to include preferred and preference securities and “hybrid” securities (which includes Validus Holdings’ Junior Subordinated Deferrable Debentures).  The Facility also requires that Talbot Holdings maintain at least $215 million of its own Funds at Lloyd’s, and to obtain a letter of comfort from Lloyd’s of London confirming that Lloyd’s of London will take into account a requested order of drawdown to drawdown Talbot Holdings’ own Funds at Lloyd’s ahead of letters of credit issued under the Facility.

The Facility also contains restrictions on Validus Holdings’ ability to pay dividends and other payments in respect of equity interests at any time that it is otherwise in default under the Facility (with certain exceptions for dividends in respect of preferred securities and hybrid securities, which are only limited during the continuance of certain specified defaults), make investments, incur debt at its subsidiaries, transact with affiliates, incur liens, sell assets and merge or consolidate with others and other restrictions customary for transactions of this type, in each case subject to agreed exceptions.

Under the Facility, the Borrower is required to pay letter of credit commissions at the rate of 0.25% per annum on outstanding secured letters of credit. Letter of credit commissions in respect of unsecured letters of credit are determined based on the A.M. Best financial strength rating of Validus Reinsurance, Ltd. ranging from 0.40% per annum in the case of an A++ financial strength rating to 1.00% per annum in the case of a financial strength rating of B+ or below. The Facility provides for a 0.10% per annum commitment commission in respect of unused commitments. Drawn letters of credit incur interest at a rate of LIBOR plus 3% per annum.

Secured letter of credit availability under the Facility is subject to a borrowing base limitation comprised of (a) the market value of cash and eligible securities owned by Validus Reinsurance, Ltd. and placed in a collateral account subject to a customary account control agreement in favor of the lenders and agents under the Facility multiplied by (b) an agreed upon advance rate applicable for each category of cash and eligible securities. Obligations in respect of secured letters of credit under the Facility are secured by a first-priority lien on the cash and eligible securities comprising the borrowing base in favor of the lenders and agents under the Facility.  The Facility provides that the Borrower may, in its own discretion, periodically redesignate an outstanding letter of credit as being secured or unsecured.

Under certain circumstances including the occurrence of certain events of default or failure to meet certain Lloyd’s of London’s solvency requirements or A.M. Best minimal ratings, or upon the occurrence of certain materially adverse events, the Borrower will be required to convert any then outstanding unsecured letters of credit into secured letters of credit (and maintain such letters of credit as secured letters of credit for so long as such events continue) and post borrowing base collateral in favor of the lenders in respect of such letters of credit.

The Facility contains representations and warranties customary for facilities of this type.  The Facility also contains customary events of default including without limitation, with agreed grace periods and thresholds, failure to make payments due under the Facility, material inaccuracy of representations and warranties, breach of covenants, cross defaults to material indebtedness, bankruptcy defaults, judgments defaults, and failure to maintain certain material insurance licenses.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

 Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1
$100 million Standby Letter of Credit Facility dated as of 28 November 2007, among Talbot Holdings Ltd., as Borrower, Validus Holdings, Ltd., as Guarantor, Lloyds TSB Bank PLC , as joint Mandated Lead Arranger, Agent, and Security Trustee, and ING Bank N.V., London Branch, as joint Mandated Lead Arranger and Structuring Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December  4, 2007

VALIDUS HOLDINGS, LTD.
(Registrant)
By: /s/ Joseph E. (Jeff) Consolino Name: Joseph E. (Jeff) Consolino Title: Executive Vice President & Chief Financial Officer